CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation on Form S-8 (File Number 333-50484) of our report dated June 26, 2012, of our audit on the financial statements of First Merchants Corporation Retirement Income and Savings Plan for the year ended December 31, 2011, which report is included in its Annual Report on Form 11-K.

/s/ BKD, LLP

Indianapolis, Indiana
June 26, 2012